Exhibit 5.1

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

May 28, 2021

Blade Air Mobility, Inc.

499 East 34th Street

New York, NY 10016

Ladies and Gentlemen:

We are acting as counsel to Blade Air Mobility, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and resale of 61,447,890 shares of the Company’s Class A common stock, $ 0.0001 par value per share (the “Shares”), and 5,000,000 private placement warrants exercisable for shares of the Company’s Class A common stock (the “Warrants” and, together with the Shares, the “Securities”).

The Securities offered pursuant to the Registration Statement include (i) an aggregate of 34,781,223 outstanding shares of the Company’s Class A common stock (the “Outstanding Shares”) to be sold by the selling securityholders named in the Registration Statement, (ii) an aggregate of 7,687,098 shares of Class A common stock issuable upon the exercise of stock options (the “Option Shares), (iii) an aggregate of 9,166,667 shares of the Company’s Class A common stock issuable upon the exercise of certain outstanding public warrants at an exercise price of $11.50 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the securityholders holding such public warrants) (the “Public Warrant Shares”), (iv) an aggregate of 5,000,000 shares of the Company’s Class A common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $11.50 per share to be sold by the selling stockholder named in the Registration Statement (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling securityholders named in the Registration Statement) (the “Private Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”) and (v) the private placement warrants.

The Warrants were issued pursuant to a Warrant Agreement, dated September 12, 2019, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agreement”).

This opinion is confined to the General Corporation Law of the State of Delaware and the law of the State of New York, each as currently in effect. Accordingly, we express no opinion herein with regard to any other laws. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. We do not undertake to advise you of changes in law or facts that may come to our attention after the date of this letter.

We have examined and have relied as to matters of fact upon such corporate and other records, agreements, documents and other instruments and certificates or comparable documents of public officials and of officers and representatives of the Company and such other persons, and we have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied, without independent verification, upon oral or written statements and representations of public officials, officers and other representatives of the Company. We have also assumed the due authorization, execution and delivery of all documents by all persons other than the Company where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion, that:

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Blade Air Mobility, Inc.

May 28, 2021

1.	With respect to the Outstanding Shares to be offered pursuant to the Registration Statement, such Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.	With respect to the Option Shares, when delivered upon exercise of the options granted under their respective Plans in accordance with the terms and conditions set forth in the Registration Statement and each such Plan, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

3.	With respect to the Warrant Shares to be offered pursuant to the Registration Statement, when such shares are issued upon the exercise of the warrants thereof pursuant to the terms of the Warrant Agreement, such Warrant Shares will have been validly issued, fully-paid and nonassessable.

4.	With respect to the Warrants to be offered pursuant to the Registration Statement, such Warrants constitute valid and binding obligations of the Company.

Our opinions above are subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), and (c) an implied covenant of good faith and fair dealing.

In addition, we express no opinion as to (i) the validity, legally binding effect or enforceability of (a) any waiver of immunity, (b) any waiver of a right to trial by jury, (c) any waiver of inconvenient forum set forth in the Warrant Agreement and the Warrants or (d) any provisions relating to partial unenforceability contained in the Warrant Agreement and the Warrants or (ii) (a) whether a federal or state court outside New York would give effect to any choice of law provided for in the Warrant Agreement and the Warrants or (b) any provisions of the Warrant Agreement and the Warrants that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Warrant Agreement and the Warrants or the transactions contemplated thereby.

The opinion expressed in this letter is solely for your benefit and the benefit of persons entitled to rely thereon pursuant to applicable provisions of the Securities Act and the rules and regulations of the Commission promulgated thereunder, in connection with the Registration Statement, and may not be relied upon in any manner or used for any purpose by any other person or entity.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Proskauer Rose LLP
PROSKAUER ROSE LLP